SweeGen names Chuck Davis President

RANCHO SANTA MARGARITA, California, February 27, 2018 - SweeGen, Inc., a provider of nature-based stevia sweeteners, announced today that its board of directors has appointed Charles (Chuck) W. Davis, former Executive Vice President of R&D, Quality and Innovations at The Kraft Heinz Company, as SweeGen’s new president, effective as of March 1, 2018.

“SweeGen is moving rapidly to respond to consumer demand for natural, zero-calorie and non-GMO sweeteners,” said Steven Chen, SweeGen’s CEO, ”We believe Chuck is the right president for SweeGen’s expedited growth thanks to his global experience across multiple food and beverage categories.  He’s a leader with an excellent track record of delivering results aligned with consumer trends.”

Prior to joining SweeGen, Chuck advised various food and beverage companies and private equity funds, after a 35-year career at Kraft Heinz with a strong leadership role in Research and Development, Innovation and Quality across North America and Europe.

“SweeGen has not only developed but also commercialized an exceptional pipeline of innovative stevia sweeteners. I am very excited and honored for this opportunity to join SweeGen,” said Chuck Davis, “All around the world, consumers are looking to reduce their sugar consumption. The product development challenge has been reducing sugar while delivering great taste profiles. SweeGen is the solution provider with its innovative, non-GMO and non-caloric stevia sweeteners.”

About SweeGen

SweeGen (OTC: SWEE) is dedicated to the development, production and distribution of non-caloric sweeteners for the food, beverage and flavor industries. SweeGen’s robust product pipeline, intellectual property portfolio, dedicated manufacturing capacity and R&D provide the Company its foundation for innovation and delivery of high-quality sweeteners. For more information, please contact info@sweegen.com or visit SweeGen’s website www.sweegen.com.

Cautionary Statement Concerning Forward-Looking Statements.

This press release contains forward-looking statements including statements regarding the future outlook and performance of SweeGen, Inc., and other statements based on current management expectations, estimates and projections. These statements are subject to a variety of risks and uncertainties, are not guarantees and are inherently subject to various risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, without limitation, those that may be discussed from time to time in the company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this news release are only made as of the date of this release, and SweeGen, Inc. disclaims any obligation to publicly update any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.